As filed with the Securities and Exchange Commission on March 24, 2022
Registration No. 333- 262072
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALTUS POWER, INC.
(Exact name of registrant as specified in its charter)

Delaware	4931	85-344396
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2200 Atlantic Street, 6th Floor
Stamford, CT 06902
(203) 698-0090
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gregg Felton and Lars Norell
Co-Chief Executive Officers
2200 Atlantic Street, 6th Floor
Stamford, CT 06902
(203) 698-0090
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Carl P. Marcellino, Esq.
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
(212) 841-0623
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

ADDITION OF EXHIBIT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-262072) is being filed to include as an exhibit Deloitte & Touche’s LLP’s consent to the use of its report dated March 24, 2022, with respect to the consolidated financial statements of Altus Power, Inc. and its subsidiaries (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021 in such registration statement and the related prospectus. The report of Deloitte & Touche LLP was filed in the Prospectus Supplement No. 1 dated March 24, 2022 filed pursuant to Rule 424(b)(3).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statements.
(a)Exhibits. The following exhibits are being followed herewith:

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, Connecticut, on the 24th day of March, 2022.
Altus Power, Inc.
By: /s/ Gregg J. Felton
Name:    Gregg J. Felton
Title:    Co-Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 10th day of January, 2022.

Name	Position	Date

/s/ Gregg J. Felton	Co-Chief Executive Officer and Director	March 24, 2022
Gregg J. Felton

/s/ Lars R. Norell	Co-Chief Executive Officer and Director	March 24, 2022
Lars R. Norell

/s/ Dustin L. Weber	Chief Financial Officer	March 24, 2022
Dustin L. Weber

/s/ Christine R. Detrick	Chairperson of the Board	March 24, 2022
Christine R. Detrick

/s/ Richard N. Peretz	Director	March 24, 2022
Richard N. Peretz

/s/ Sharon R. Daley	Director	March 24, 2022
Sharon R. Daley

/s/ William F. Concannon	Director	March 24, 2022
William F. Concannon

/s/ Robert M. Horn	Director	March 24, 2022
Robert M. Horn

/s/ Sarah E. Coyne	Director	March 24, 2022
Sarah E. Coyne
*/s/ Gregg J. Felton, Attorney-in-Fact